EXHIBIT 23.5

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference in the Registration Statements (No. 333-108162, No. 333-118976, No. 333-118977, No. 333-124964, 333-143203 and 333-143204) on Form S-8 and (No. 333-18929 and No. 333-82953) on Form S-3 of Noble Energy, Inc. (the “Company”) of the reference to Netherland, Sewell & Associates, Inc., and to the reference to our report dated February 21, 2008, in Amendment No. 1 to the Annual Report of the Company and its subsidiaries for the year ended December 31, 2007, filed on Form 10-K/A with the Securities and Exchange Commission (the “SEC”), which report is included in the Annual Report of the Company and its subsidiaries filed on Form 10-K with the SEC on February 27, 2008.

NETHERLAND, SEWELL & ASSOCIATES, INC.
By:/s/ G. Lance Binder
G. Lance Binder, P.E.
Executive Vice President

Dallas, Texas
May 19, 2008